Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Jeff Young Media Relations 617-444-3913 jyoung@akamai.com	--or--	Natalie Temple Investor Relations 617-444-3635 ntemple@akamai.com

Akamai to Postpone Investor Summit

•	Summit will be rescheduled after Akamai completes previously-announced CEO succession process

•	Akamai reaffirms fourth quarter financial guidance

CAMBRIDGE, MA - November 14, 2012 - Akamai Technologies, Inc. (NASDAQ: AKAM), the leading cloud platform for helping enterprises provide secure, high-performing user experiences on any device, anywhere, announced today that it will postpone its Investor Summit scheduled for December 12, 2012. The meeting will be rescheduled to an appropriate date after the Company has named and transitioned to a new Chief Executive Officer.

Earlier this year, the Company announced that its Board of Directors was conducting a search to name a new chief executive to succeed Paul Sagan, who is completing his eighth year as CEO and said at the time that he wanted to transition to a successor.

Akamai today also reaffirmed its previously-issued financial guidance for the fourth quarter of 2012. The Company expects fourth quarter revenue to be in the range of $373 to $385 million and normalized net income* of $0.48 to $0.50 per diluted share.

About Akamai
Akamai® is the leading cloud platform for helping enterprises provide secure, high-performing user experiences on any device, anywhere.  At the core of the Company's solutions is the Akamai Intelligent Platform™ providing extensive reach, coupled with unmatched reliability, security, visibility and expertise.  Akamai removes the complexities of connecting the increasingly mobile world, supporting 24/7 consumer demand, and enabling enterprises to securely leverage the cloud.  To learn more about how Akamai is accelerating the pace of innovation in a hyperconnected world, please visit www.akamai.com or blogs.akamai.com, and follow @Akamai on Twitter.

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*Use of Non-GAAP Financial Measures
In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), Akamai has historically provided additional financial metrics that are not prepared in accordance with GAAP (non-GAAP). Legislative and regulatory pronouncements discourage the use of and emphasis on non-GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. We believe that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management in its financial and operational decision-making. There are limitations associated with reliance on these non-GAAP financial metrics because they are specific to our operations and financial performance, which may make comparisons with other companies' financial results more challenging. By providing both GAAP (where available) and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

Akamai defines "normalized net income" as net income before amortization of other intangible assets, stock-based compensation expense, amortization of capitalized stock-based compensation, restructuring charges and benefits, acquisition related costs and benefits, certain gains and losses on investments, loss on early extinguishment of debt and gains and losses on legal settlements. Akamai considers normalized net income to be another important indicator of the overall performance of the Company because it eliminates the effects of events that are either not part of the Company's core operations or are non-cash.

Akamai defines "normalized net income per share" as normalized net income, plus interest add-back for diluted share calculation, divided by the basic weighted average or diluted common shares outstanding used in GAAP net income per share calculations. Akamai considers normalized net income per share to be another important indicator of overall performance of the Company because it eliminates the effect of non-cash items. Adjusted EBITDA and normalized net income should be considered in addition to, not as a substitute for, the Company's operating income and net income, as well as other measures of financial performance reported in accordance with GAAP.

Akamai is unable to provide a reconciliation on a forward-looking basis of normalized net income per share to net income per share calculated in accordance with GAAP because the Company does not have and is currently unable to estimate the following items that are excluded from the calculate of net income per share: amortization of other intangible assets; stock-based compensation expense; amortization of capitalized stock-based compensation; acquisition related costs (benefits); and restructuring (benefits) charges.

Akamai Statement Under the Private Securities Litigation Reform Act
This release contains information about future expectations, plans and prospects of Akamai's management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements about revenue and earnings per share guidance for the fourth quarter of 2012. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, effects of increased competition including potentially failure to maintain the prices we charge for our services and loss of significant customers; failure of the markets we address or plan to address to develop as we expect or at all; inability to increase our revenue at the same rate as in the past and keep our expenses from increasing at a greater rate than our revenues; a failure of Akamai's services or network infrastructure; delay in developing or failure to develop new service offerings or functionalities, and if developed, lack of market acceptance of such service offerings and functionalities or failure of such solutions to operate as expected, and other factors that are discussed in the Company's Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.

In addition, the statements in this press release represent Akamai's expectations and beliefs as of the date of this press release.  Akamai anticipates that subsequent events and developments may cause these expectations and beliefs to change.  However, while Akamai may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing Akamai's expectations or beliefs as of any date subsequent to the date of this press release.